AMENDMENT TO FUND PARTICIPATION AGREEMENT
Janus Aspen Series
(Institutional & Service Shares)

This Amendment (the “Amendment”) to the Fund Participation Agreement (as defined below) is made as of August 27, 2013 between Janus Aspen Series, an open-end management investment company organized as a Delaware statutory trust (the “Trust”), and Symetra Life Insurance Company, a life insurance company organized under the laws of the State of Washington (the “Company”).

BACKGROUND

A.    The Trust and the Company are parties to a Fund Participation Agreement dated April 11, 2012 (the “Agreement”).

B.    The parties wish to add Service Shares to the Agreement.

C.    The parties wish to amend the Agreement further as set forth below.

AMENDMENT

For good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree to amend the Agreement as follows:

1.    All references in the Agreement to “Shares” shall now include both Institutional and Service Shares unless otherwise specified.

2.    Section 1.11 of the Agreement shall be deleted and replaced with the following:

“1.11    The Company certifies that it is following all relevant rules and regulations, as well as internal policies and procedures, regarding “forward pricing” and the handling of mutual fund orders on a timely basis. As evidence of its compliance, the Company shall, at the Company’s option:

(a)     permit the Trust or its agent to audit its operations, as well as any             books and records preserved in connection with its provision of services under             this Agreement; or

(b)    provide the Trust with the results of a Statement on Standards for             Attestation Engagements No. 16 (SSAE-16) review or similar report of                 independent auditors upon request; or

(c)    provide, upon request, certification to the Trust that it is following             all relevant rules, regulations, and internal policies and procedures regarding             “forward pricing” and the handling of mutual fund orders on a timely basis.”

3.    Section 2.3(a) of the Agreement shall be deleted and replaced with the following:

“2.3    (a)    If the Company elects to print the Trust’s shareholder documents pursuant to Section 2.2(b), the Trust shall bear the costs of printing the Trust’s Institutional Shares’ prospectus, shareholder reports and other shareholder communications to Contract owners of policies for which Institutional Shares of the Trust are serving as an investment vehicle but the Company shall bear the costs of printing such materials for Contract owners of policies for which Service Shares of the Trust are serving as an investment vehicle. The Company shall bear the costs of distributing all such prospectuses, reports and shareholder communications to Contract owners and for printing and distributing such prospectuses, reports and shareholder communications for applicants for policies. The Company shall be responsible for printing and distributing statements of additional information to policy owners and applicants. The Company shall bear the costs of distributing proxy materials (or similar materials such as voting solicitation instructions) to Contract owners. The Company assumes sole responsibility for ensuring that such materials are delivered to Contract owners in accordance with applicable federal and state securities laws.”

4.    Schedule A to the Agreement shall be deleted and replaced with the Schedule A attached hereto.

5.    Schedule B to the Agreement shall be deleted and replaced with the Schedule B attached hereto.

6.    The Agreement, as amended by this Amendment, is ratified and confirmed.

7.    This Amendment may be executed in two or more counterparts, which together shall constitute one instrument.

JANUS ASPEN SERIES	SYMETRA LIFE INSURANCE COMPANY

By: _______________________________	By: _______________________________
Name: Stephanie Grauerholz	Name: Daniel R. Guilbert
Title: Vice President	Title: Executive Vice President

Schedule A
Separate Accounts and Associated Contracts

Contracts Funded
Name of Separate Account                     By Separate Account

Symetra Resource Variable Account B            Symetra True Variable Annuity

Separate Account VL (unregistered)                Symetra Variable Corporate Owned                                     Life Insurance Contract (private                                     placement)

Schedule B
List of Portfolios

Name of Portfolio

All Portfolios of Institutional and Service Shares of Janus Aspen Series open to new investors (as set forth in the current prospectus of Janus Aspen Series).